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                                                                  EXHIBIT 99 (C)

K. As more fully described in the Company's 1996 Report on Form 10-K, the Company is currently working with the Minnesota Pollution Control Agency regarding the remediation of several sites on which gas was manufactured from the late 1800's to approximately 1960. The Company has made an accrual for its estimate of the costs of remediation (undiscounted and without regard to potential third-party recoveries) and, based upon discussions to date and prior decisions by regulators in the relevant jurisdictions, the Company continues to believe that it will be allowed substantial recovery of these costs through its regulated rates.

In addition, the Company has identified sites with possible mercury contamination based on the type of facilities located on these sites. The Company has not confirmed the existence of contamination at these sites, nor has any federal, state or local governmental agency imposed on the Company an obligation to investigate or remediate existing or potential mercury contamination. To the extent that any compliance costs are ultimately identified and quantified, the Company will provide an appropriate accrual and, to the extent justified based on the circumstances within each of the Company's regulatory jurisdictions, set up regulatory assets in anticipation of recovery through the ratemaking process.

On June 18, 1997, the Mississippi Department of Environmental Quality advised the Company that the Company, through its Entex Distribution Division, had been identified as a potentially responsible party at a former manufactured gas plant site in Biloxi, Mississippi, see Note L.

On October 24, 1994, the United States Environmental Protection Agency advised MRT that it had been named a potentially responsible party under federal law with respect to a landfill site in West Memphis, Arkansas, see Note L.

On December 18, 1995, the Louisiana Department of Environmental Quality advised the Company that it had been named a potentially responsible party under state law with respect to a hazardous substance site in Shreveport, Louisiana, see Note L.

While the nature of environmental contingencies makes complete evaluation impractical, the Company is currently aware of no other environmental matter which could reasonably be expected to have a material impact on its results of operations, financial position or cash flows.

L. On June 18, 1997, the Mississippi Department of Environmental Quality advised the Company that the Company, through its Entex Distribution Division, had been identified as a potentially responsible party at a former manufactured gas plant site in Biloxi, Mississippi. Considering the information currently known about the site, the Company does not believe that the matter will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

On August 14, 1996, an action styled Shaw vs. NorAm Energy Corp., et al. was filed in the District Court of Harris County, Texas by a purported NorAm stockholder against the Company, certain of its officers and directors and HI to enjoin the merger between the Company and HI (see Note B) or to rescind such merger and/or to recover damages in the event that the HI merger transaction is consummated. The complaint alleges, among other things, that the merger consideration is inadequate, the Company's Board of Directors breached its fiduciary duties and that HI aided and abetted such breaches of fiduciary duties. In addition, the plaintiff seeks certification as a class action. The Company believes that the claims are without merit and intends to vigorously defend against the lawsuit. Management believes that the effect on the Company's results of operations, financial position or cash flows, if any, from the disposition of this matter will not be material.

On October 24, 1994, the United States Environmental Protection Agency advised MRT, a wholly-
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owned subsidiary of the Company, that MRT, together with a number of other companies,had been named under federal law as a potentially responsible party for a landfill site in West Memphis, Arkansas and may be required to share in the cost of remediation of this site. However, considering the information currently known about the site and the involvement of MRT, the Company does not believe that this matter will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

On December 18, 1995, the Louisiana Department of Environmental Quality advised the Company that the Company, through one of its subsidiaries and together with several other unaffiliated entities, had been named under state law as a potentially responsible party with respect to a hazardous substance site in Shreveport, Louisiana and may be required to share in the remediation cost, if any, of the site. However, considering the information currently known about the site and the involvement of the Company and its subsidiaries with respect to the site, the Company does not believe that the matter will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

The Company is a party to litigation (other than that specifically noted) which arises in the normal course of business. Management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. Management believes that the effect on the Company's results of operations, financial position or cash flows, if any, from the disposition of these matters will not be material.
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                               Regulatory Matters

In August 1995, Minnegasco filed a rate case requesting an annual increase of $24.3 million. In December 1996, the Minnesota Public Utilities Commission ("the MPUC") granted Minnegasco an annual rate increase of $13.3 million compared to the $17.8 million that had been put into effect in October 1995 as an interim rate increase, subject to refund. Consistent with the Minnesota Supreme Court's decision in June 1996, the MPUC decided that Minnegasco's unregulated appliance sales and service operations were not required to pay a fee for goodwill associated with its usage of the Minnegasco name, even though the MPUC had imputed revenues associated with such goodwill in Minnegasco's 1993 rate case. The MPUC did not, however, allow Minnegasco to recover certain gas leak costs in rates. The MPUC interim rate order was stayed pending appeal of the 1995 rate case gas leak cost issue.

On July 3, 1997, the Minnesota Supreme Court ruled that Minnegasco was entitled to recover an amount equal to the goodwill revenues imputed as a result of the 1993 rate case. On July 29, 1997, the Minnesota Court of Appeals ruled that, in Minnegasco's 1995 rate case, the MPUC must give effect to the Minnesota Supreme Court's decision that the cost of gas leak checks be included in rates. The Court of Appeals remanded the case to the MPUC for further proceedings in accordance with its decision. Minnegasco anticipates filing a motion in early August to reaffirm the 1995 rate case settlement, increased by an amount equal to the annual costs of performing gas leak checks. Minnegasco will ask the MPUC to reduce the 1995 interim rate refund for the gas leak costs from October 1995 through the date of the final Commission Order, as well as the imputed goodwill revenues from the 1993 rate case.

In April 1996, Mississippi River Transmission Corporation ("MRT") filed a Federal Energy Regulatory Commission ("the FERC") Section 4 rate case (Docket No. RP96-199) pursuant to the settlement entered into in MRT's last rate case (Docket No. RP93-4). MRT's proposed tariff rates would increase revenues derived from jurisdictional services by $14.7 million annually. Motion rates, subject to refund, were implemented October 1, 1996. A tentative agreement has been reached among all parties and a settlement stipulation and agreement was filed on July 25, 1997. The procedural schedule has been suspended pending FERC approval of the stipulation and agreement.
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Item 1. Legal Proceedings

On June 18, 1997, the Mississippi Department of Environmental Quality advised the Company that the Company, through its Entex Distribution Division, had been identified as a potentially responsible party at a former manufactured gas plant site in Biloxi, Mississippi. Considering the information currently known about the site, the Company does not believe that the matter will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

On August 14, 1996, an action styled Shaw vs. NorAm Energy Corp., et al. was filed in the District Court of Harris County, Texas by a purported NorAm stockholder against the Company, certain of its officers and directors and Houston Industries Incorporated ("HI") to enjoin the merger between the Company and HI (see "Merger with Houston Industries Incorporated" under "Recent Developments" elsewhere herein) or to rescind such merger and/or to recover damages in the event that the merger transaction is consummated. The complaint alleges, among other things, that the merger consideration is inadequate, the Company's Board of Directors breached its fiduciary duties and that HI aided and abetted such breaches of fiduciary duties. In addition, the plaintiff seeks certification as a class action. The Company believes that the claims are without merit and intends to vigorously defend against the lawsuit. Management believes that the effect on the Company's results of operations, financial position or cash flows, if any, from the disposition of this matter will not be material.

On October 24, 1994, the United States Environmental Protection Agency advised MRT, a wholly-owned subsidiary of the Company, that MRT, together with a number of other companies, had been named under federal law as a potentially responsible party for a landfill site in West Memphis, Arkansas and may be required to share in the cost of remediation of this site. However, considering the information currently known about the site and the involvement of MRT, the Company does not believe that this matter will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

On December 18, 1995, the Louisiana Department of Environmental Quality advised the Company that the Company, through one of its subsidiaries and together with several other unaffiliated entities, had been named under state law as a potentially responsible party with respect to a hazardous substance site in Shreveport, Louisiana and may be required to share in the remediation cost, if any, of the site. However, considering the information currently known about the site and the involvement of the Company and its subsidiaries with respect to the site, the Company does not believe that the matter will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

The Company is a party to litigation (other than that specifically noted) which arises in the normal course of business. Management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. Management believes that the effect on the Company's results of operations, financial position or cash flows, if any, from the disposition of these matters will not be material.